Exhibit 99.1

FOR IMMEDIATE RELEASE

July 2, 2012

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY COMPLETES ACQUISITION OF YOUNGS CREEK,

CX RANCH, AND ASSOCIATED COAL AND LAND ASSETS

IN MONTANA AND WYOMING TO STRENGTHEN ITS LEADING PRB EXPORT POSITION

Gillette, WY, July 2, 2012 – Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers, today announced that it has acquired the Youngs Creek Mining Company, LLC (Youngs Creek) joint venture and other related coal and surface assets from Chevron U.S.A. Inc. (Chevron) and CONSOL Energy Inc. (CONSOL) for $300 million.  Of this purchase price, $195 million is allocated to the lease of approximately 450 million tons of in-place coal and $105 million to the purchase and lease of 38,800 acres of land.  The coal and land are well suited to support potential increased exports through the Pacific Northwest.  Youngs Creek is a permitted but undeveloped surface mine project in the Northern Powder River Basin located 13 miles north of Sheridan, Wyoming, contiguous with the Wyoming-Montana state line.  It is 7 miles south of Cloud Peak Energy’s Spring Creek mine and 7 miles from the mainline railroad.

“The significant coal and surface assets we acquired position Cloud Peak Energy well for future growth in our Asian exports as additional terminal capacity becomes available.  The location of the coal and surface lands close to the Spring Creek mine and its rail spur should reduce development costs and allow future operating synergies to be realized.  The quality of the coal is similar to that of our Spring Creek mine and offers lower sodium levels to further meet the needs of our customers,” said Colin Marshall, President and Chief Executive Officer, of Cloud Peak Energy.

Of the approximately 450 million tons of in-place coal, the undeveloped Youngs Creek mine permits cover 291 million recoverable tons of low sulfur, high Btu subbituminous coal.  Of this permitted coal, 267 million tons benefit from a royalty rate of 8.0% payable to CONSOL and Chevron which is below the normal 12.5% of gross proceeds payable on federal coal.

The 38,800 acres of land includes Youngs Creek surface to the south and extends to the border with Cloud Peak Energy’s Spring Creek mine to the north.  The property also extends onto the Crow Indian Reservation to the west and abuts the Decker mine, of which Cloud Peak Energy owns 50%, to the east.

“This coal has the same geographic and quality advantages over Southern PRB coal as the Spring Creek mine, which have allowed us to make the majority of PRB export sales in recent years.  We now have a large asset base and lots of options as to how we develop our Northern PRB operations to meet future export and domestic coal demand,” said Marshall.

Future development timing and production levels are expected to depend largely on the availability of additional export terminal capacity on the West Coast and continued strong Asian demand for thermal coal. The mine would be served exclusively by the BNSF railroad. As Cloud Peak Energy has not completed detailed mine development planning, the acquired coal is not expected to be reported as reserves at year-end 2012.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming, and the Spring Creek mine is located near Decker, Montana.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, (1) our current estimates of the quantity and quality of the acquired coal assets and evaluation of such coal for any inclusion in the company’s reported reserves, (2) any future development, production and/or marketing of this coal, (3) anticipated additional West Coast export terminal capacity and the timing of any such additional capacity, (4) Asian export demand, (5) business development and growth initiatives and strategies; (6) potential synergies of this transaction, and (7) other statements regarding this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) sufficient additional West Coast terminal capacity is not developed at all or in a timely manner, (ii) Asian export demand and domestic demand for PRB coal weakens, (iii) the coal leases from Chevron and CONSOL terminate if we fail to meet minimum future production requirements, (iv) future development and operating costs significantly exceed our expectations, or (v) anticipated synergies are not achieved.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations